INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 3rd day of December, 2012, by and between Oppenheimer SteelPath Master MLP Fund, LLC (the “Fund”), and OFI SteelPath, Inc. (“the Adviser”).

WHEREAS, the Fund is an open-end, diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Adviser is a registered investment adviser;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1. General Provision.

The Fund hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth. The Adviser shall, in all matters, give to the Fund and its Board of Directors the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Limited Liability Company Agreement and the By-laws of the Fund as each may be amended from time to time; (iv) policies and determinations of the Board of Directors of the Fund; (v) the fundamental policies and investment restrictions of the Fund as reflected in its registration statement under the Investment Company Act or as such policies may, from time to time, be amended by the Fund’s shareholders; and (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Directors and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund including the valuation of any of the Fund's portfolio securities which are either not registered for public sale or not being traded on any securities market.

2. Investment Management.

(a) The Adviser shall, subject to the direction and control by the Fund's Board of Directors, (i) regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.

(b) Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of paragraph 7 hereof, the Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c) Provided that nothing herein shall be deemed to protect the Adviser from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement, the Adviser shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

(d) Nothing in this Agreement shall prevent the Adviser or any officer thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any of its directors, officers or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and under the Investment Advisers Act of 1940, as amended.

(e) The Adviser may, at its option and subject to approval by the Directors of the Fund, and to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain or all of the responsibilities and obligations of the Adviser under this Agreement.

3. Other Duties of the Adviser.

The Adviser shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate administration for the Fund, except such services as may be provided by a custodian, transfer agent, fund administration or fund accounting services agent of the Fund, including the compilation and maintenance of such records with respect to its operations as may reasonably be required; the preparation and filing of such reports with respect thereto as shall be required by the Commission; composition of periodic reports with respect to its operations for the shareholders of the Fund; composition of proxy materials for meetings of the Fund's shareholders and the composition of such registration statements as may be required by federal securities laws for the private placement of shares of the Fund. The Adviser shall, at its own cost and expense, also provide the Fund with adequate office space, facilities and equipment.

4. Allocation of Expenses.

All other costs and expenses not expressly assumed by the Adviser under this Agreement, or to be paid by the placement agent of the shares of the Fund, shall be paid by the Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to its operations; (iv) the fees and expenses of its Directors; (v) legal, audit and tax service expenses; (vi) custodian, fund accounting and administration and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and expenses, other than as hereinabove provided, incident to the registration under federal securities laws of shares of the Fund; (x) expenses of printing and mailing reports, notices and proxy materials to shareholders of the Fund; (xi) except as noted above, all other expenses incidental to holding meetings of the Fund's shareholders; and (xii) such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and Directors with respect thereto. Any officers or employees of the Adviser or any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, Directors or employees of the Fund shall not receive any compensation from the Fund for their services.

5. Compensation of the Adviser.

The Fund agrees to pay the Adviser and the Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a management fee computed on the total net assets of the Fund as of the close of each business day and payable monthly at the annual rate of 0.70% of average annual net assets.

6. Use of the Names “Oppenheimer” And “SteelPath.”

The Adviser hereby grants to the Fund a royalty-free, non-exclusive license to use the names “Oppenheimer” and “SteelPath” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Adviser, in which event the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Oppenheimer” or “SteelPath” in the name of the Fund or otherwise. The name “Oppenheimer” or “SteelPath” may be used or licensed by the Adviser in connection with any of its activities or licensed by the Adviser to any other party.

7. Portfolio Transactions and Brokerage.

(a) The Adviser is authorized, in arranging the Fund’s portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, including “affiliated” broker dealers (as that term is defined in the Investment Company Act) (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the “best execution” (prompt and reliable execution at the most favorable security price obtainable) of the Fund's portfolio transactions as well as to obtain, consistent with the provisions of subparagraph (c) of this paragraph 7, the benefit of such investment information or research as may be of significant assistance to the performance by the Adviser of its investment management functions.

(b) The Adviser shall select broker-dealers to effect the Fund's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

(c) The Adviser shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund's portfolio transactions to broker-dealers other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 23(e)(3) of the Securities Exchange Act of 1934) for the Fund and/or other accounts for which the Adviser and its affiliates exercise “investment discretion” (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if the Adviser determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser and its investment advisory affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, the Adviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, the Adviser shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Fund's Directors were reasonable in relation to the benefits to the Fund.

(d) The Adviser shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of its Board of Directors and the provisions of this paragraph 7.

(e) The Fund recognizes that an affiliated broker-dealer (i) may act as one of the Fund’s regular brokers so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Fund; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act for determining the permissible level of such commissions.

8. Duration.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 9 hereof, this Agreement shall remain in effect until two years from the date of execution hereof, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund’s Board of Directors, including the vote of the majority of the Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund and by such a vote of the Fund's Board of Directors.

9. Termination.

This Agreement may be terminated (i) by the Adviser at any time without penalty upon giving the Fund sixty days’ written notice (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to the Adviser (which notice may be waived by the Adviser) provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the Directors of the Fund then in office or by the vote of the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund.

10. Assignment or Amendment.

This Agreement may not be amended without the affirmative vote or written consent of the holders of a “majority” of the outstanding voting securities of the Fund, except to the extent permitted under the Investment Company Act, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the Investment Company Act.

11. Disclaimer of Shareholder Liability.

The Adviser understands that the obligations of the Fund under this Agreement are not binding upon any Director or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. The Adviser represents that it has notice of the provisions of the Limited Liability Company Agreement of the Fund disclaiming Director and shareholder liability for acts or obligations of the Fund.

12. Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above in one or more separate counterparts.

Oppenheimer SteelPath Master MLP Fund, LLC

By: /s/ Taylor V. Edwards

Taylor V. Edwards

Assistant Secretary

OFI SteelPath, Inc.

By: /s/ Arthur S. Gabinet

Arthur S. Gabinet

General Counsel